PRESS RELEASE

Juniata Valley Financial Corp. Announces 6.2% Increase in First Quarter Earnings and Declares
Regular and Special Dividends

Mifflintown, PA –April 20, 2007— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the first quarter of 2007. Net income for the first quarter of 2007 was $1,279,000, an increase of $75,000, or 6.2%, compared to the first quarter of 2006. Basic and diluted earnings per share increased 7.4% over the 2006 quarter, from $0.27 to $0.29. Total assets on March 31, 2007 were $426.7 million, up 3.2% from a year ago.

Mr. Evanitsky commented that “We are pleased to report these favorable earnings results to our investors. The acquisitions completed in the third quarter of 2006 have favorably impacted the composition of our balance sheet by eliminating debt, lowering our funding costs, expanding our net interest margin and increasing non-interest income”.

Net interest income was $3.8 million for the first quarter of 2007, as compared to $3.6 million in the same quarter in 2006. Although the levels of average earning assets were similar in both quarters, the mix of interest-bearing liabilities funding those assets changed. In the first quarter of 2006, the Company was relying on debt, in addition to deposits, to help fund loan demand. The cost of the debt on average was approximately 100 basis points higher than the aggregate average rate paid on interest bearing deposits. Since then, with the purchase of a branch office and other organic deposit growth, the Company has been able to reduce the level of its borrowings. As a result of these mix changes, the fully tax-equivalent net interest margin increased by 21 basis points, to 4.09% in the first quarter of 2007 as compared to 3.89% in the first quarter of 2006.

A loan loss provision of $67,000 was recorded in the first quarter of 2007, as compared to the provision of $30,000 in the previous year’s first quarter. Non-interest income in the first quarter of 2007, exclusive of gains recorded on securities, exceeded non-interest income in the previous year’s first quarter by $235,000, or 29.3%. The most significant reasons for the increase were a $143,000, or 172%, increase in commissions from sales of annuities and mutual funds and a $45,000, or 13.2%, increase in customer service fees. In addition, non-interest income increased by $41,000 thus far in 2007, from earnings recorded under the equity method of accounting for the ownership of 39.16% of the First National Bank of Liverpool. The acquisition of the ownership position in Liverpool was completed in the third quarter of 2006. Non-interest expense increased by $224,000, or 8.2%, in the first quarter of 2007 as compared to the same period in 2006, partially as a result of staffing and other expenses associated with the addition of the new office in Richfield, PA that was also acquired in the third quarter of 2006.

Annualized return on average equity for the first quarter in 2007 was 10.64%, comparing favorably to the prior year’s ratio for the same period of 9.88%, an increase of 7.7%. For the quarter ended March 31, annualized return on average assets was 1.23% in 2007, versus 1.17% in 2006, reflecting an increase of 5.1%.

Mr. Evanitsky also stated that, on April 17, 2007, Juniata Valley’s Board of Directors declared a regular quarterly dividend of $0.17 per share. He further announced that the Board of Directors also declared a special dividend of $0.25 per share. Both dividends are payable on June 1, 2007 to shareholders of record on May 15, 2007.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.